Exhibit 10.3

FORM OF GROUP LEADER REGISTRATION AGREEMENT

This Group Leader Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. (“Prosper”).

1.  Registration as a Prosper Group Leader. You are registering as a group leader on the Prosper website, so that you may be the head of a group of prospective Prosper borrowers. You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the Prosper Policies, as those guidelines may be amended from time to time by Prosper in its sole discretion (collectively, the “Prosper Terms and Conditions”).

2.  Group Leader’s Services.  You agree to do the following:

a.               Set up a group home page on the Prosper website, describing your group;

b.              Become familiar with how Prosper works, and invite your group members to the Prosper marketplace;

c.               Act as the liaison between your group and Prosper;

d.              Consider requests from individuals to join your group, and allow individuals who meet your group’s eligibility criteria to join your group; and

e.               Do your best to monitor, protect and promote the integrity and reputation of your group.

THE PROSPER MARKETPLACE IS INTENDED TO FOSTER IDEALS OF COMMUNITY SERVICE, CONNECTION AND RESPONSIBILITY.  YOU AGREE THAT YOU WILL NOT DISCRIMINATE AGAINST ANY INDIVIDUAL REQUESTING TO JOIN YOUR GROUP OR ANY GROUP MEMBER ON THE BASIS OF RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, MARITAL STATUS, AGE, SEXUAL ORIENTATION, MILITARY STATUS, THE BORROWER’S SOURCE OF INCOME, OR ANY OTHER BASIS PROHIBITED BY AN APPLICABLE FEDERAL, STATE OR LOCAL FAIR LENDING LAW, INCLUDING WITHOUT LIMITATION THE EQUAL CREDIT OPPORTUNITY ACT.

3.  Compensation.  Group leaders are not entitled to receive, and do not receive, any compensation for serving as a group leader, except that with respect to loans resulting from listings posted prior to September 13, 2007. For loans that resulted from listings posted prior to September 13, 2007, group leaders may receive a finder’s fee in accordance with the provisions of the remainder of this Section 3.

For each loan resulting from a listing posted by a member of your group prior to September 13, 2007, Prosper will pay you an amount equal to a percentage of the interest portion of each monthly loan payment made by each borrower in your group (the “Finder’s Payment Reward”), provided that no loan payment on the loan is more than thirty (30) days past due. The portion of each loan payment you will receive was established at the time the loan was made and will remain unchanged for the duration of the loan. You are only entitled to receive Finder’s Payment Rewards on loans that resulted from your group member’s listings for which you specified that such Finder’s Payment Rewards are applicable.

The Finder’s Payment Reward will be paid to you monthly, within thirty (30) days after Prosper’s receipt of the applicable monthly payment. Finder’s Payment Rewards will be paid to you by automated deposit into an FDIC-insured non-interest bearing account at Wells Fargo Bank, N. A. (the “Prosper Funding Account”) separate from Prosper’s own funds. You will not earn interest on funds in the Prosper Funding Account. You may at any time request that your uncommitted funds in the Prosper Funding Account be returned to you, in which case Prosper will promptly return the remaining funds to your designated deposit account. You will not receive any Finder’s

Payment Rewards at a time when any payment on the loan is more than thirty (30) days past due. If a loan that is more than thirty (30) days past due later becomes current in its payments, you will resume receiving the monthly Finder’s Payment Reward for as long as the loan remains current. You will also not receive any Finder’s Payment Rewards during the time the interest rate on a loan is reduced in accordance with the Federal Servicemembers Civil Relief Act, which places limits on interest rates on credit obligations during the time members of the military are on active duty under certain circumstances.

The amount, if any, you receive as a monthly Finder’s Payment Reward is based on the number and amount of timely loan payments made by your group’s borrowers on each of their Prosper loans. Finder’s Payment Rewards are paid to you by Prosper, and not from any Prosper borrower or lender. No Prosper borrower or lender is obligated to pay you any Finder’s Payment Rewards, and you have no right under this Agreement or the Prosper Terms and Conditions to bring any legal action against any Prosper borrower or lender, or against any other person, to collect any Finder’s Payment Reward. You are not a third party beneficiary of, and you have no rights as a third party beneficiary under, any promissory note, registration agreement or other agreement between Prosper and any borrower, or any registration agreement or other agreement between Prosper and any registered Prosper lender.

FINDER’S PAYMENT REWARDS ARE WHOLLY CONTINGENT UPON EACH OF YOUR GROUP’S BORROWERS MAKING TIMELY MONTHLY PAYMENTS ON THEIR PROSPER LOANS, AND YOU UNDERSTAND AND AGREE THAT PROSPER DOES NOT WARRANT OR GUARANTEE THAT YOU WILL RECEIVE ANY MINIMUM AMOUNT OF FINDER’S PAYMENT REWARDS, OR ANY FINDER’S PAYMENT REWARDS AT ALL, ON ANY PROSPER LOANS.

4.  No Loan Guarantees.  Group leaders do not guarantee payments on any loan, and you are not required or obligated in any way to guarantee any loan obtained through the Prosper website by any member of your group, or by any other person. Prosper does not guarantee any loans and does not act as a guarantor of any loan payment or payments by any Prosper borrower. Prosper allows borrowers to create a network of Prosper friends, and obtain endorsements of listings from one or more of the borrower’s designated Prosper friends. Endorsements from the borrowers’ Prosper friends are displayed with borrower’s listings. Prosper friends do not guarantee payments on any loan, and an endorsement of a listing from a borrower’s Prosper friend does not obligate the individual making the endorsement to guarantee or make any payments on any loan.

5.  Prohibited Activities.  Group leadership in the Prosper marketplace does not confer upon you authority to perform any of the activities described below. You agree that you will not do the following in connection with any listings, bids, loans or other transactions involving or potentially involving Prosper:

a.	Represent yourself to any group member or other person, as a representative, employee, or agent of Prosper, or purport to speak to any person on behalf of Prosper;

b.

Charge, or attempt to charge, any Prosper borrower any fee in connection with your role as a Prosper group leader, or propose or agree to accept any fee, bonus, additional interest, kickback or thing of value of any kind, in connection with your role as a Prosper group leader;

c.

Give, or offer or agree to give, to any Prosper lender or other person any fee, bonus, additional interest, kickback or thing of value of any kind in exchange for such person’s bid, or offer or agreement to bid, on any listing, including without limitation a listing posted or proposed to be posted by a member of your group;

d.

Represent yourself as or engage in any services as a financial advisor, tax advisor, or financial or credit analyst unless you are licensed, certified, registered or otherwise authorized to provide such services under applicable law;

e.

Engage in any activities that require a license as a loan broker, credit services organization, credit counselor, credit repair organization, lender or other regulated entity, including but not limited to soliciting loans or loan applications, quoting loan terms and rates, counseling borrowers on credit issues or loan options, or underwriting of loans, in connection with any Prosper loan;

f.

Take any action on your own to collect, or attempt to collect, any amount from any borrower on any Prosper loans to members of your group, or engage in any activities that require a license as a debt collector, loan servicer, or credit counselor, including but not limited to collection calls or correspondence, and receipt of payments with regard to any Prosper loans to members of your group;

g.

Contact a borrower or take any action to collect, or attempt to collect, any amount from any of the borrower’s Prosper friends or any individual that provided an endorsement of a listing relating to any Prosper loans, or take any action that directly or indirectly suggests that any borrower’s Prosper friend is obligated in any way on any loan.

h.	Contact any collection agency or law firm to which a loan of one of your group’s members has been referred for collection;

i.

Include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver’s license number, or bank account or credit card numbers of any Prosper member on your Prosper member web page, or elsewhere on the Prosper website;

j.	Harass any borrowers or other Prosper members, or solicit or seek to persuade any member of a Prosper group to leave their group or to join a different group;

k.

Discriminate against or exclude any individual requesting to join your group or any group member on the basis of race, color, religion, national origin, sex, marital status, age, sexual orientation, military status, the borrower’s source of income, or any other basis prohibited by an applicable federal, state or local fair lending law; or

l.

Engage in any activities that violate applicable federal, state or local laws, including without limitation, the Truth in Lending Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Federal Trade Commission Act, federal or state consumer privacy laws, state usury or loan fee statutes, state licensing laws, or state unfair and deceptive trade practices statutes.

6.  Marketing.  Prosper may, from time to time, make marketing materials available to you for distribution or display to group members. You may not revise, alter or otherwise modify any such marketing materials without Prosper’s express written consent.

7.  Reporting by Prosper.  Prosper will administer your account and provide you with online monthly statements reflecting Finder’s Payment Rewards that accrue to your account. With respect to all outstanding Prosper loans to members of your group, Prosper will notify you of any loan payment that becomes fifteen (15) days past due.

8.  Restrictions on Use.  You are not authorized or permitted to serve as a group leader on Prosper, or otherwise use Prosper for someone other than yourself. In order to register as a group leader, you must be registered in the Prosper marketplace as a borrower or a lender, and you must have designated a deposit account for electronic transfers of funds. You must be the owner of the deposit account you designate, with sole authority to direct that funds be transferred to or from the account. If you participate on Prosper as a lender, you may bid on listings of any registered Prosper borrowers, including members of your group. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the Prosper website or marketplace.

9.  Prosper’s Right to Verify Information and Cancel Funding.

a. Prosper reserves the right to verify the accuracy of all information provided by borrowers, lenders and group leaders in connection with listings, bids and loans. Prosper also reserves the right to determine in its reasonable discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement between Prosper and such user.  Prosper may conduct its review at any time — before, during or after the posting of a listing, or before or after the funding of a loan. You agree to respond promptly to Prosper’s requests for information in connection with your listing, accounts, or your registration with Prosper.

b. In the event Prosper, prior to funding a loan, reasonably determines that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower’s income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, Prosper may refuse to post the listing or, if the listing has already been posted, remove the listing from the Prosper marketplace and cancel all bids against the listing.

c. When a listing ends or expires with a bid or bids totaling the amount of a borrower’s requested loan, Prosper may conduct a “pre-funding” review prior to funding of the loan. Loan funding occurs when Prosper funds a loan and disburses loan proceeds into the borrower’s designated deposit account. Prosper may, at any time and in its sole discretion, delay funding of a loan in order to enable Prosper to verify the accuracy of information provided by borrowers, lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing. Prosper may cancel or proceed with funding the loan, depending on the results of Prosper’s pre-funding review. If funding is cancelled, the listing will be removed from the Prosper marketplace and all bids against the listing will be cancelled, and each bidder’s funds will be returned to the Prosper Funding Account, available for further bidding. In the event Prosper cancels funding of a loan, Prosper will notify the borrower, group leader (if any), and all bidders for the listing of Prosper’s determination to cancel funding of the loan.

10.  Authority. You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement.

11.  Confidentiality. To safeguard the privacy of your group members, you agree not to provide the name, email address, telephone number, identity or other personally identifiable information of any borrower or group member to any lender or other person, or disclose or display such information publicly or on any forum or medium viewable by third parties.

12.  Termination of Registration; Suspension.  Prosper may in its sole discretion, with or without cause, terminate this Agreement by giving you notice as provided below. In addition, upon Prosper’s reasonable determination that you committed fraud or made a material misrepresentation in connection with a listing, bid, loan or group member, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) suspend your right to add new members to your group; (ii) remove your group from the Prosper marketplace; or (iii) terminate this Agreement and your registration with Prosper. Upon termination of this Agreement and your registration with Prosper, you are no longer entitled to receive any Finder’s Payment Rewards that have accrued or would otherwise accrue on outstanding group member loans, and Prosper may, in its sole discretion, either remove your group web page or replace you as group leader.

13.  Indemnification. In addition to your indemnification obligations set forth in Prosper’s Terms of Use, you agree to indemnify, defend, protect and hold harmless Prosper and its officers, directors, shareholders, employees and agents against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, (i) resulting from any material breach of any obligation you undertake in this Agreement, including without limitation, obligations to comply with any applicable laws; (ii) arising out of or relating to the development, operation, maintenance, management and contents of your Prosper group web page, your group, or your website or business; (iii) resulting from your acts, omissions and representations (and those of your employees, agents or representatives) relating to Prosper; or (iv) asserted by third parties against Prosper alleging that the trademarks, trade names, logos or branding you use, display or advertise infringes upon the intellectual property rights of any such third party. Your obligation to indemnify Prosper shall survive termination of this Agreement, regardless of the reason for termination.

Prosper agrees to indemnify, defend and protect you and hold you harmless against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, asserted by Prosper borrowers, lenders or other third parties against you relating directly to your activities as a Prosper group leader, except to the extent any such claims are based on, or result from, (i) your failure to comply with any provision of this Agreement, or (ii) your acts or omissions outside of your role as a Prosper group leader. Prosper’s obligation to indemnify you shall survive termination of this Agreement, unless termination is due to your failure to comply with the terms of this Agreement, in which case Prosper’s obligation to indemnify you shall terminate immediately.

14.  Prosper’s Right to Modify Terms.  Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions. Prosper will give you notice, which may be by email or in the form of a posting on the Prosper website, of material changes to this Agreement or the Prosper Terms and Conditions. You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors. This Agreement, along with the Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a group leader in the Prosper credit marketplace, and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a group leader with Prosper.

15.  Group Home Page Display and Content.  You authorize Prosper to display on the Prosper website information you provide to Prosper regarding your group, including, without limitation, photos, content, logos or links to websites. Any material you display on your group home page site must conform to the Prosper Terms and Conditions, as amended from time to time, and must not (i) infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. Prosper groups are not exclusive, and there may be several groups of the same type posted on the Prosper website; by becoming a Prosper group leader and posting a group home page on the Prosper website you do not acquire any exclusive or proprietary rights to your group type or any rights in addition to those you may have under existing law.

16.  Independent Contractors. The parties to this Agreement are independent contractors, and this Agreement does not create, and nothing contained in this Agreement will be deemed to establish, an employment, agency, franchise, joint venture or partnership relationship between the parties. Neither party shall have, nor make any representation that it has, the power or authority to enter into any agreement for or on behalf of the other party, or incur any obligation or liability of, or to otherwise bind the other without the other party’s prior written consent.

17.  Notices.  All notices and other communications hereunder shall be given by email to your registered email address, and shall be deemed to have been duly given and effective upon transmission. If your registered email address changes, you must notify by sending an email to support@prosper.com or calling (800) 208-0103. You also agree to update your registered residence address on the Prosper website if you change your residence.

18.  No Warranties.  EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19.  Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

20.  Miscellaneous.  You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper’s prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of California. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach.  Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect.